Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Second Quarter 2026 Results
Driving Margin Expansion and Strengthening Balance Sheet

Fiscal Second Quarter 2026 Highlights
•Revenue decreased 9% to $442 million
•Same-store sales decreased 8%
•Gross profit margin of 23.9% increased 110 bps
•GAAP net loss of $(13) million, or $(0.78) per diluted share; adjusted diluted loss per share1 was $(0.34)
•Adjusted EBITDA1 of $16 million
•Repaid $57 million of debt, supported by proceeds from the sale of Ocean Bio-Chem Holdings, Inc. ("OBCI")

BUFORD, GA – April 30, 2026 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal second quarter ended March 31, 2026.

“Our second quarter was highlighted by continued improvement in boat margins and a significant reduction in leverage,” said Austin Singleton, Executive Chairman of OneWater. “Margin expansion reflects the benefits of a more focused portfolio and the deliberate actions taken to reduce complexity, optimize inventory, and manage costs. In addition, proceeds from the sale of Ocean Bio-Chem and operating cash flows enabled a meaningful reduction in debt, further strengthening our balance sheet and maintaining progress toward our leverage target. As a result, we are well positioned for a market recovery, with greater focus and an improved ability to accelerate growth and drive higher profitability.”

For the Three Months Ended March 31	2026	2025	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$272,042	$309,500	$(37,458)	(12.1)%
Pre-owned boat	94,367	89,728	4,639	5.2%
Finance & insurance income	14,021	15,003	(982)	(6.5)%
Service, parts & other	61,863	69,290	(7,427)	(10.7)%
Total revenues	$442,293	$483,521	$(41,228)	(8.5)%

Fiscal Second Quarter 2026 Results

Revenue for fiscal second quarter 2026 was $442.3 million, a decrease of 8.5% compared to $483.5 million in fiscal second quarter 2025. The decrease was primarily driven by the timing of this year's Palm Beach International Boat Show, as well as the impact of the OBCI divestiture. Same-store sales were down 8%. New boat revenue decreased 12.1%, with approximately half of the decline attributable to the timing of the boat show, and the remainder driven by lower unit volumes, partially offset by higher average price per unit as the Company continued to prioritize margin discipline and product mix optimization. Pre-owned boat revenue increased 5.2%, driven by an increase in units sold and average price per unit. Finance & insurance income increased slightly as a percentage of total boat sales, and service, parts & other sales were down 10.7% compared to the prior year quarter. Service, parts & other sales were impacted by the OBCI divestiture.

Gross profit totaled $105.5 million for fiscal second quarter 2026, down $4.9 million from $110.4 million for fiscal second quarter 2025. Gross profit margin increased 110 basis points to 23.9%, driven by favorable new and pre-owned boat model mix and continued execution of strategic priorities to enhance boat gross profit.

Selling, general and administrative expenses for fiscal second quarter 2026 were $85.7 million, or 19.4% of revenue, compared to $87.8 million, or 18.2% of revenue, in fiscal second quarter 2025. Selling, general and administrative expenses declined 2.4% reflecting the impact of prior cost reduction actions and ongoing expense management. The increase as a percentage of revenue was primarily driven by lower revenue in the current period.

Net loss for fiscal second quarter 2026 totaled $(12.9) million, compared to net loss of $(0.4) million in fiscal second quarter 2025. The increase in net loss was primarily driven by lower sales, a $5.8 million non-cash charge related to a trade name impairment following an internal realignment of certain retail locations under a different brand, and the tax impacts associated with the OBCI disposition. Net loss per diluted share for fiscal second quarter 2026 was $(0.78) compared to $(0.02) in fiscal second quarter 2025. Adjusted diluted loss per share1 for fiscal second quarter 2026 was $(0.34), compared to adjusted diluted earnings per share1 of $0.13 in fiscal second quarter 2025.

Fiscal second quarter 2026 Adjusted EBITDA1 totaled $16.3 million compared to $17.9 million for fiscal second quarter 2025.

As of March 31, 2026, the Company’s cash and cash equivalents balance was $68.4 million and total liquidity, including cash and availability under credit facilities, was $72.9 million. Total inventory as of March 31, 2026, decreased to $551.4 million, compared to $602.4 million on March 31, 2025, primarily reflecting disciplined inventory management and the sale of OBCI. Total long-term debt as of March 31, 2026, was $353.6 million, and adjusted long-term net debt (net of $68.4 million cash)1 was 4.1 times trailing twelve-month Adjusted EBITDA1. During the quarter, the Company repaid $56.6 million in debt, supported by proceeds from the sale of OBCI.

Fiscal Year 2026 Guidance

The Company is maintaining its previously issued fiscal full year 2026 outlook. For fiscal full-year 2026, OneWater anticipates the industry to be flat to down low single digits year over year based on recent industry trends. When factoring in the lost revenue from exited brands and the divestiture of OBCI, the Company expects dealership same-store sales to be flat year over year and total revenue to be in the range of $1.78 billion to $1.88 billion. Adjusted EBITDA2 is expected to be in the range of $60 million to $80 million and adjusted diluted earnings per share2 is expected to be in the range of $0.20 to $0.70.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal first quarter earnings on Thursday, April 30th, at 8:30 am Eastern time. To access the conference call via phone, participants can dial (+1) 833 461 5787 (North America Toll Free) or (+1) 585 542 9983 (International) using access code 786171846.

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

1.See reconciliation of Non-GAAP financial measures below.

2.See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Revenues:
New boat	$272,042	$309,500	$505,307	$557,497
Pre-owned boat	94,367	89,728	164,782	146,526
Finance & insurance income	14,021	15,003	22,913	24,403
Service, parts & other	61,863	69,290	129,852	130,909
Total revenues	442,293	483,521	822,854	859,335

Gross profit
New boat	48,459	50,283	86,767	87,159
Pre-owned boat	17,717	15,851	32,319	27,067
Finance & insurance	14,021	15,003	22,913	24,403
Service, parts & other	25,333	29,274	52,924	55,836
Total gross profit	105,530	110,411	194,923	194,465

Selling, general and administrative expenses	85,661	87,791	167,011	166,851
Depreciation and amortization	4,174	5,518	8,584	10,833
Transaction costs	1,464	377	2,636	936
Change in fair value of contingent consideration	—	66	203	308
Restructuring and impairment	6,594	388	14,026	1,239
Income from operations	7,637	16,271	2,463	14,298

Other expense (income):
Interest expense – floor plan	6,611	7,504	13,767	14,530
Interest expense – other	7,345	9,100	15,981	18,088
Other expense (income), net	1,056	190	1,181	1,077
Total other expense, net	15,012	16,794	30,929	33,695
Net loss before income tax expense (benefit)	(7,375)	(523)	(28,466)	(19,397)
Income tax expense (benefit)	5,526	(148)	(7,854)	(5,410)
Net loss	(12,901)	(375)	(20,612)	(13,987)
Net loss attributable to non-controlling interests	—	7	—	1,648
Net loss attributable to OneWater Marine Inc.	$(12,901)	$(368)	$(20,612)	$(12,339)

Net loss per share of Class A common stock – basic	$(0.78)	$(0.02)	$(1.24)	$(0.80)
Net loss per share of Class A common stock – diluted	$(0.78)	$(0.02)	$(1.24)	$(0.80)

Basic weighted-average shares of Class A common stock outstanding	16,614	15,968	16,574	15,393
Diluted weighted-average shares of Class A common stock outstanding	16,614	15,968	16,574	15,393

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2026	March 31, 2025
ASSETS
Cash	$68,362	$67,461
Restricted cash	8,160	8,092
Accounts receivable, net	60,661	91,639
Inventories	551,354	602,364
Prepaid expenses and other current assets	44,073	64,147
Total current assets	732,610	833,703
Property and equipment, net	57,958	92,100
Operating lease right-of-use assets	119,674	135,811
Financing lease right-of-use assets	1,020	—
Other long-term assets	2,926	2,437
Deferred tax assets, net	80,172	41,160
Intangible assets, net	122,502	201,851
Goodwill	258,954	336,602
Total assets	$1,375,816	$1,643,664

LIABILITIES
Accounts payable	$40,457	$45,269
Other payables and accrued expenses	37,267	47,056
Customer deposits	38,406	49,667
Notes payable – floor plan	473,067	509,025
Current portion of operating lease liabilities	16,742	16,474
Current portion of financing lease liabilities	99	—
Current portion of long-term debt, net	23,606	26,708
Current portion of tax receivable agreement liability	2,637	2,578
Total current liabilities	632,281	696,777
Other long-term liabilities	1,067	4,156
Tax receivable agreement liability	34,858	38,245
Long-term operating lease liabilities	107,338	122,386
Long-term financing lease liabilities	877	—
Long-term debt, net	329,978	400,485
Total liabilities	1,106,399	1,262,049

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	269,417	381,615
Equity attributable to non-controlling interests	—	—
Total stockholders’ equity	269,417	381,615
Total liabilities and stockholders’ equity	$1,375,816	$1,643,664

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Net loss attributable to OneWater Marine Inc.	$(12,901)	$(368)	$(20,612)	$(12,339)
Transaction costs	1,464	377	2,636	936
Intangible amortization	583	2,148	1,106	4,270
Change in fair value of contingent consideration	—	66	203	308
Restructuring and impairment	6,594	388	14,026	2,286
Other expense (income), net	1,056	190	1,181	1,077
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	(54)	—	(568)
Adjustments to income tax expense (benefit) (2)	(2,424)	(716)	(4,788)	(1,911)
Adjusted net (loss) income attributable to OneWater Marine Inc.	(5,628)	2,031	(6,248)	(5,941)

Net loss per share of Class A common stock - diluted	$(0.78)	$(0.02)	$(1.24)	$(0.80)
Transaction costs	0.09	0.02	0.16	0.06
Intangible amortization	0.04	0.13	0.07	0.28
Change in fair value of contingent consideration	—	—	0.01	0.02
Restructuring and impairment	0.40	0.02	0.84	0.15
Other expense (income), net	0.06	0.01	0.07	0.07
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	—	—	—	(0.04)
Adjustments to income tax expense (benefit) (2)	(0.15)	(0.04)	(0.29)	(0.12)
Adjustment for dilutive shares (3)	—	0.01	—	—
Adjusted (loss) earnings per share of Class A common stock - diluted	$(0.34)	$0.13	$(0.38)	$(0.38)

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest.
(2) Represents an adjustment of all reconciling items at an estimated statutory tax rate, which may vary from the Company's effective tax rate.
(3) Represents an adjustment for shares that are anti-dilutive for GAAP earnings per share but are dilutive for adjusted earnings per share.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except ratios)
(Unaudited)

	Three Months Ended March 31,		Trailing twelve months ended March 31,
	2026	2025	2026
Net loss	$(12,901)	$(375)	$(122,855)
Interest expense – other	7,345	9,100	34,076
Income tax expense (benefit)	5,526	(148)	(37,745)
Depreciation and amortization	4,453	6,171	21,675
Stock-based compensation	2,805	2,088	11,182
Change in fair value of contingent consideration	—	66	(2,238)
Transaction costs	1,464	377	3,247
Restructuring and impairment	6,594	388	161,418
Other expense (income), net	1,056	190	1,533
Adjusted EBITDA	$16,342	$17,857	$70,293

Long-term debt (including current portion)			$353,584
Less: cash			(68,362)
Adjusted long-term net debt			$285,222

Adjusted net debt leverage ratio			4.1	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 94 retail locations, 6 distribution centers / warehouses and multiple online marketplaces in 18 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Cautionary Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our fiscal year 2026 outlook, the sale of certain of our assets and the use of proceeds therefrom, our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: changes in demand for our products and services, the seasonality and volatility of the boat industry, effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of a global health concern on the Company’s business, geopolitical risks, including the Iran conflict and the imposition of or changes in tariffs, duties, or other taxes affecting international trade, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater's website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss) Attributable to OneWater Marine Inc., Adjusted Diluted Earnings (Loss) Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA and adjusted diluted earnings (loss) per share guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA and adjusted diluted earnings per share are not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax (benefit) expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, restructuring and impairment, stock-based compensation and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, income tax (benefit) expense, restructuring and impairment, stock-based compensation and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share

We define Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. as Net (Loss) Income Attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, restructuring and impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports Adjusted Diluted (Loss) Earnings Per Share which presents all of the adjustments to Net (Loss) Income Attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, restructuring and impairment, transaction costs and other expense (income)) that impact the comparability of financial results from period to period. We present these metrics because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed or sold stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Investor or Media Contact:
Jack Ezzell
Chief Operating Officer and Chief Financial Officer
IR@OneWaterMarine.com